Exhibit 5.1

99 Bishopsgate London EC2M 3XF United Kingdom Tel: +44(0)20.7710.1000 Fax: +44(0)20.7374.4460 www.lw.com

FIRM / AFFILIATE OFFICES

16 October 2015 LivaNova PLC c/o Legalinx Limited 1 Fetter Lane London EC4A 1BR United Kingdom	Abu Dhabi Barcelona Beijing Boston Brussels Century City Chicago Dubai Düsseldorf Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid	Milan Moscow Munich New Jersey New York Orange County Paris Riyadh Rome San Diego San Francisco Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

Re:	LivaNova PLC – Registration Statement on Form S-8 Exhibit 5.1

Ladies and Gentlemen:

We have acted as English legal advisers to LivaNova PLC, a public limited company incorporated in England and Wales (the “Company”) in connection with:

(a)	(i) the proposed merger of Sorin S.p.A., a joint stock company organised under the laws of Italy (“Sorin”), with and into the Company, with the Company continuing as the survivor (the “Sorin Merger”), and (ii) immediately following the Sorin Merger, the proposed merger of Cypher Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), with and into Cyberonics, Inc., a Delaware corporation (“Cyberonics”), with Cyberonics continuing as the survivor and a wholly-owned subsidiary of the Company (the “Cyberonics Merger” and, together with the Sorin Merger, the “Mergers”), in each case, pursuant to a definitive transaction agreement dated 23 March 2015 between Cyberonics, Sorin, the Company and Merger Sub (the “Transaction Agreement”); and

(b)	the preparation and filing of the registration statement on Form S-8 (such registration statement, including the documents incorporated by reference therein, the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “SEC”) pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”).

As set out in the Registration Statement, it is proposed that up to 11,913,623 ordinary shares of the Company each having a nominal value of £1.00 (the “Shares”) will be issued upon the exercise or settlement of equity awards granted under:

(a)	the Company’s 2015 Incentive Award Plan.

Latham & Watkins is the business name of Latham & Watkins (London) LLP, a registered limited liability partnership organised under the laws of New York and authorised and regulated by the Solicitors Regulation Authority (SRA No. 203820). A list of the names of the partners of Latham & Watkins (London) LLP is open to inspection at its principal place of business, 99 Bishopsgate, London EC2M 3XF, and such persons are either solicitors, registered foreign lawyers or European lawyers. We are affiliated with the firm Latham & Watkins LLP, a limited liability partnership organised under the laws of Delaware.

(b)	the Sub-Plan to the Company’s 2015 Incentive Award Plan;

(c)	the Cyberonics 2009 Stock Plan;

(d)	the Cyberonics 2005 Stock Plan;

(e)	the Cyberonics Amended and Restated 1997 Stock Plan;

(f)	the Cyberonics Amended and Restated 1996 Stock Plan; and

(g)	the Cyberonics New Employee Equity Inducement Plan,

(together, the “Equity Plans”), and each of which has been assumed or adopted by the Company pursuant to the Transaction Agreement and/or a resolution of the Board of Directors of the Company on 14 September 2015 and/or 16 October 2015.

1.	INTRODUCTION

1.1	Purpose

In connection with the Registration Statement, we have been asked to provide an opinion on certain matters, as set out below. We have taken instruction in this regard solely from the Company.

1.2	Defined terms and headings

In this letter:

(a)	capitalised terms used without definition in this letter or the schedules hereto have the meanings assigned to them in the Registration Statement unless a contrary indication appears; and

(b)	headings are for ease of reference only and shall not affect interpretation.

1.3	Legal review

For the purpose of issuing this letter, we have reviewed only the following documents and conducted only the following enquiries and searches:

(a)	an online search at Companies House in respect of information available for inspection about the Company conducted on 16 October 2015;

(b)	an enquiry by telephone at the Central Index of Winding Up Petitions, London on 16 October 2015 at 10:30 a.m. (London time) ((a) and (b) together, the “Searches”);

(c)	copies of the minutes of the meetings of the board of directors of the Company held on 20 February 2015, 17 April 2015, 20 April 2015 and 29 April 2015, 23 June 2015, 17 July 2015, 20 July 2015, 11 September 2015 and 14 September 2015;

(d)	written resolutions of the board of directors of the Company dated 12 October 2015 and 16 October 2015;

(e)	written resolutions of the shareholders of the Company passed on 17 April 2015 and 23 June 2015;

(f)	a copy of the minutes of the shareholders’ meetings of the Company held on 17 July 2015 and 16 October 2015;

(g)	copies of the certificate of incorporation of the Company dated 20 February 2015, the certificate of incorporation on re-registration as a public limited company dated 17 April 2015 and the certificate on change of the Company’s name dated 23 June 2015;

(h)	a copy of the current articles of association of the Company and a copy of the articles of association of the Company proposed to be adopted upon completion of the Mergers; and

(i)	a draft copy of the Registration Statement, as at 15 October 2015, to be dated 19 October 2015, and to be filed with the SEC on 16 October 2015.

1.4	Applicable law

This letter, the opinions given in it, and any non-contractual obligations arising out of or in connection with this letter and/or the opinions given in it, are governed by, and to be construed in accordance with, English law and relate only to English law as applied by the English courts as at today’s date. In particular:

(a)	we have not investigated the laws of any country other than England and we assume that no foreign law affects any of the opinions stated below; and

(b)	we express no opinion in this letter on the laws of any jurisdiction other than England.

1.5	Assumptions and reservations

The opinions given in this letter are given on the basis of each of the assumptions set out in Schedule 1 (Assumptions) and are subject to each of the reservations set out in Schedule 2 (Reservations) to this letter. The opinions given in this letter are strictly limited to the matters stated in paragraph 2 (Opinions) below and do not extend, and should not be read as extending, by implication or otherwise, to any other matters.

2.	OPINION

Subject to paragraph 1 (Introduction) and the other matters set out in this letter and its Schedules, and subject further to the following:

(a)	the Registration Statement, as finally amended, having become effective under the Securities Act;

(b)	all actions, consents or orders necessary to implement the Sorin Merger pursuant to the Directive on Cross-Border Mergers of Limited Liability Companies (2005/56/EC) of the European Parliament and the Council of the European Union and, in the case of the Company, the Companies (Cross-Border Mergers) Regulations 2007, as amended, and, in the case of Sorin, Articles 2501ff of the Italian Civil Code and the Italian Legislative Decree 30 May 2008, No. 108 having been taken, received or made, as applicable, and the Sorin Merger having become effective;

(c)	all actions, consents or orders necessary to implement the Cyberonics Merger in accordance with the General Companies Law of the State of Delaware having been taken, received or made, as applicable, and the Cyberonics Merger having become effective;

(d)	the Company in general meeting, or within the Company’s articles of association, duly and validly having resolved (i) as an ordinary resolution, or within the Company’s articles of association, to authorise the board of directors of the Company pursuant to section 551 of the Companies Act 2006 (the “Companies Act”) to allot Shares, or to grant rights to subscribe for Shares, pursuant to the Equity Plans, and (ii) as may be required, as a special resolution, or within the Company’s articles of association, to empower the directors of the Company pursuant to section 570 of the Companies Act to allot such Shares, and grant such rights (as applicable), free of the restrictions in section 561 of the Companies Act, and such resolutions and authorities remaining in full force and effect and not having expired, been rescinded or amended;

(e)	the directors of the Company having validly resolved to allot the Shares, or grant rights to subscribe for Shares, at a duly convened and quorate meeting of the board of directors of the Company and such board resolutions being in full force and effect and not having been rescinded or amended;

(f)	the receipt in full of payment for such Shares in an amount of “cash consideration” (as defined in section 583(3) of the Companies Act) of not less than the aggregate nominal value for such Shares, assuming in each case that the individual grants or awards under the relevant Equity Plan are duly authorised by all necessary corporate action and duly granted or awarded and exercised in accordance with the requirements of law, the Company’s articles of association and the relevant Equity Plan (and the agreements and awards duly adopted thereunder and in accordance therewith); and

(g)	valid entries having been made in relation to the allotment and issue of the Shares in the books and registers of the Company,

it is our opinion that the Shares, if and when issued, registered in the name of the recipient in the register of members of the Company and delivered in accordance with the terms of the Transaction Agreement and the terms and conditions referred to above and/or the Equity Plans, and as described in the Registration Statement, will be duly and validly authorised and issued, fully paid or credited as fully paid (subject to the receipt of valid consideration by the Company for the issue thereof) and will not be subject to any call for payment of further capital.

3.	EXTENT OF OPINIONS

We express no opinion as to any agreement, instrument or other document other than as specified in this letter or as to any liability to tax which may arise or be suffered as a result of or in connection with the transactions contemplated by the Transaction Agreement or the Equity Plans.

This letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any change in circumstances happening after the date of this letter which would alter our opinion.

4.	DISCLOSURE AND RELIANCE

This letter is addressed to you solely for your benefit in connection with the Registration Statement. We consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

This letter may not be relied upon by you for any other purpose, and, other than as set out above, may not be furnished to, or assigned to or relied upon by any other person, firm or entity for any purpose, without our prior written consent, which may be granted or withheld in our discretion.

Yours faithfully

LATHAM & WATKINS

SCHEDULE 1

ASSUMPTIONS

The opinions in this letter have been given on the basis of the following assumptions:

(a)	The genuineness of all signatures, stamps and seals on all documents, the authenticity and completeness of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies;

(b)	that, where a document has been examined by us in draft or specimen form, it will be or has been duly executed in the form of that draft or specimen;

(c)	that the proposed articles of association of the Company examined by us are adopted without amendment prior to the first date of allotment and issue of any of the Shares, or the grant of rights to subscribe for any of the Shares (each such date on which Shares are allotted or issued, or rights are granted to subscribe for Shares, being an “Allotment Date”) and no alteration has been made or will be made to such articles of association prior to any Allotment Date;

(d)	that all documents, forms and notices which should have been delivered to the Companies Registration Office in respect of the Company have been so delivered, that the results of the Searches are complete and accurate, that the position has not changed since the times at which the Searches were made and that the results of the Searches will remain complete and accurate as at each Allotment Date;

(e)	that the proceedings and resolutions described in the minutes of the meetings of the board of directors of the Company provided to us in connection with the giving of this opinion and of the meetings of the board of the directors referred to at paragraph 2(e) of this letter were and/or will be duly conducted as so described, and that each of the meetings referred to therein was and/or will be duly constituted, convened and conducted and all constitutional, statutory and other formalities were and/or will be duly observed (including, if applicable, those relating to the declaration of directors’ interests or the power of interested directors to vote), a quorum was and/or will be present throughout, the requisite majority of directors voted and/or will vote in favour of approving the resolutions and the resolutions passed thereat were and/or will be duly adopted, have not been and will not be revoked or varied and remain in full force and effect and will remain so as at each Allotment Date;

(f)	that the resolutions of the shareholders of the Company provided to us in connection with the giving of this opinion and of the shareholders of the Company as referred to at paragraph 2(d) of this letter were and/or will be duly passed as written resolutions of the Company, all constitutional, statutory and other formalities were and/or will be observed and such resolutions have not been and/or will not be revoked or varied and will not be revoked or varied prior to each Allotment Date and remain in full force and effect and will remain in full force and effect as at each Allotment Date;

(g)	that at the time of each allotment and issue of any Shares the Company shall have received in full “cash consideration” (as such term is defined in section 583(3) of the Companies Act) equal to the subscription price payable for such Shares and shall have entered the holder or holders thereof in the register of members of the Company showing that all such Shares shall have been fully paid up as to their nominal value and any premium thereon as at each Allotment Date;

(h)	in relation to any allotment and issue of any Shares by the Company pursuant to the Equity Plans, that the recipient will have become entitled to such Shares under the terms of the relevant Equity Plan such Shares will, where applicable, be fully vested each in accordance with the terms of the relevant Equity Plan and such recipient has or will have complied with all other requirements of the relevant Equity Plan in connection with the allotment and issue of such Shares;

(i)	that all awards have been made under the terms of the relevant Equity Plan, that the terms of all awards have not material deviated from the terms set out in the relevant Equity Plan and that any Shares will be allotted and issued in accordance with the terms set out in the relevant Equity Plan and in accordance with the Company’s articles of association;

(j)	that the Equity Plans have been validly adopted and no alteration has been or shall be made to the Equity Plans since the date of adoption;

that immediately prior to each Allotment Date, the directors of the Company had or shall have sufficient authority and powers conferred upon them to allot and issue such Shares and grant such rights (as applicable) under section 551 of the Companies Act and under section 570 of the Companies Act as if section 561 of the Companies Act did not apply to such allotment and issue or grant, and the directors of the Company shall not allot or issue (or purport to allot or issue) Shares and shall not grant rights (or purport to grant rights) to acquire Shares in excess of such powers or in breach of any other limitation on their power to allot and issue Shares or grant rights to acquire Shares;

(k)	that in relation to the allotment and issuance of Shares pursuant to the Sub-Plan to the Company’s 2015 Incentive Award Plan or otherwise to an employee benefit trust, that such Shares will be allotted and issued in accordance with the terms of the relevant Equity Plan, the Company’s articles of association and the requirements of all applicable laws;

(l)	that no Shares shall be allotted or issued, or are or shall be committed to be allotted or issued, at a discount to their nominal value (whether in pounds sterling or equivalent in any other currency);

(m)	that no Shares or rights to subscribe for Shares have been or shall be offered to the public in the United Kingdom in breach of the Financial Services and Markets Act 2000 (“FSMA”) or of any other United Kingdom laws or regulations concerning offers of securities to the public, and no communication has been or shall be made in relation to the Shares in breach of section 21 of the FSMA or any other United Kingdom laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities;

(n)	that any Shares that are allotted and/or issued will be admitted to listing on the Official List of the UK Financial Authority pursuant to and in accordance with the listing rules of the UK Financial Conduct Authority (the “Listing Rules”) and to trading on the main market of London Stock Exchange plc (together, “Admission”) and such allotment and/or issue will comply in all respects with the requirements of the Listing Rules. Any such Admission will not require the publication of a prospectus pursuant to the FSMA and the UK Financial Conduct Authority’s prospectus rules;

(o)	that in issuing and allotting and granting rights to acquire Shares and administering the Equity Plans, the Company is not carrying on a regulated activity for the purposes of section 19 of FSMA;

(p)	that the Company has complied and will comply with all applicable anti-terrorism, anti-money laundering, sanctions and human rights laws and regulations and that each allotment and issue of Shares and grant of rights to acquire Shares pursuant to the Equity Plans will be consistent with all such laws and regulations;

(q)	that the Equity Plans have the same meaning and effect as if they were governed by English law;

(r)	that the Transaction Agreement, the Equity Plans and all obligations thereunder have been entered into and the Shares will be allotted and issued in good faith and on bona fide commercial terms and on arms’ length terms and for the purpose of carrying on the business of the Company and that there are reasonable grounds for believing that the entry into of the Transaction Agreement and the Equity Plans and the allotment and issue of the Shares will promote the success of the Company for the benefit of its members as a whole; and

(s)	that the Company has not taken any corporate or other action nor have any steps been taken or legal proceedings been started against the Company for the liquidation, winding up, dissolution, reorganisation or bankruptcy of, or for the appointment of a liquidator, receiver, trustee, administrator, administrative receiver or similar officer of, the Company or all or any of its assets (or any analogous proceedings in any jurisdiction) and the Company is not unable to pay its debts as they fall due within the meaning of section 123 of the Insolvency Act 1986 and will not become unable to pay its debts within the meaning of that section as a result of any of the transactions contemplated herein, is not insolvent and has not been dissolved or declared bankrupt (although the Searches gave no indication that any winding-up, dissolution or administration order or appointment of a receiver, administrator, administrative receiver or similar officer has been made with respect to the Company).

SCHEDULE 2

RESERVATIONS

The opinions in this letter are subject to the following reservations:

(a)	The Searches are not capable of revealing conclusively whether or not a winding-up or administration petition or order has been presented or made, a receiver appointed, a company voluntary arrangement proposed or approved or any other insolvency proceeding commenced. We have not made enquiries of any District Registry or County Court;

(b)	the opinions set out in this letter are subject to (i) any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation, moratoria, schemes or analogous circumstances; and (ii) an English court exercising its discretion under section 426 of the Insolvency Act 1986 (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory;

(c)	we express no opinion as to matters of fact;

(d)	we express no opinion on the compliance of the Equity Plans, or the compliance of any award made under the Equity Plans, with the rules or regulations of the NASDAQ Stock Market LLC, the London Stock Exchange plc, the Listing Rules or the rules or regulations of any other securities exchange that are applicable to the Company;

(e)	we express no opinion in relation to the legality, enforceability or validity of the Equity Plans or any award agreement entered into pursuant to such Equity Plans. In particular, but without prejudice to the generality of the foregoing, we have assumed that the Shares to be allotted under the Equity Plans or any such award agreement will be paid up in full (as to their nominal value and any premium) in cash (within the meaning of section 583(1) of the Companies Act) and we express no opinion as to whether any consideration other than “cash consideration” (as such term is defined in section 583(3) of the Companies Act) which might be paid, or purport to be paid, for the Shares would result in such Shares being validly issued, fully paid and not subject to any call for payment of further capital;

(f)	if any award of Restricted Stock Units under the Company’s 2015 Incentive Award Plan or the Sub-Plan to the Company’s 2015 Incentive Award Plan does not constitute the award of a cash bonus, so as to create a liability for a liquidated sum, any Shares purported to be allotted and issued pursuant to any such award will not have been validly allotted and issued for cash in accordance with the requirements of the Companies Act and may not therefore be fully paid and not subject to any call for payment of further capital; and

(g)	it should be understood that we have not been responsible for investigating or verifying the accuracy of the facts, including statements of foreign law, or the reasonableness of any statements of opinion, contained in the Registration Statement, or that no material facts have been omitted from it.